EXHIBIT 5



Farmland Industries, Inc.
3315 North Oak Trafficway
Kansas City, Missouri 64116

Gentlemen:

     I have reviewed your Demand Loan Certificates bearing the Certificate Interest Rate; your 10-year Subordinated Capital Investment Certificates and your 5-year Subordinated Capital Investment Certificates each bearing the Certificate Interest Rate; your 10-year Subordinated Monthly Income Capital Investment Certificates and your 5-year Subordinated Monthly Income Capital Investment Certificates each bearing the Certificate Interest Rate. It is my opinion that all such Demand Loan Certificates, Subordinated Capital Investment Certificates and Subordinated Monthly Income Capital Investment Certificates, and the issuance thereof, have been duly authorized; that said Demand Loan Certificates are covered by that certain Trust Indenture dated November 20, 1981, between your Association and UMB Bank, National Association, as successor trustee to Commerce Bank of Kansas City, National Association; that said 10-year and 5-year Subordinated Capital Investment Certificates bearing the Certificate Interest Rate are covered by those certain Trust Indentures dated November 8, 1984, between your Association and Commerce Bank of Kansas City, National Association; that said 10-year Subordinated Monthly Income Capital Investment Certificates bearing interest at the Certificate Interest Rate are covered by that certain Trust Indenture dated November 8, 1984, between your Association and Commerce Bank of Kansas City, National Association, and that said 5-year Subordinated Monthly Income Capital Investment Certificates bearing interest at the Certificate Interest Rate are covered by that certain Trust Indenture dated November 11, 1985 between your Association and Commerce Bank of Kansas City, National Association. That said Certificates, when issued and sold in accordance with Registration Statement No. 033-56821, presently to be filed with the Securities and Exchange Commission, Washington, D.C., and registered in accordance with the laws of the States in which the Certificates are and will be sold, will constitute valid and binding obligations according to their tenor and effect.

                                    Respectfully submitted,





                                    Robert B. Terry
                                    Vice President,
                                    and General Counsel

February 8, 1995